Exhibit 2.2

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of April 6, 2023 (this “Agreement”), is by and between GasLog Ltd., a Bermuda exempted company (“Parent”), and GasLog Partners LP, a Marshall Islands limited partnership (the “Partnership”). Each of Parent and the Partnership are referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, the Partnership, GasLog Partners GP LLC, a Marshall Islands limited liability company and the general partner of the Partnership (the “General Partner”), Parent and Saturn Merger Sub LLC, a Marshall Islands limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, among other things, Merger Sub will merge with and into the Partnership (the “Merger”), with the Partnership surviving the Merger as a Subsidiary of Parent;

WHEREAS, as of the date hereof, Parent is the Beneficial Owner (as defined below) of 15,621,602 Common Units (the “Subject Common Units”);

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and an inducement to Partnership entering into the Merger Agreement, Parent is entering into this Agreement with respect to the Subject Common Units; and

WHEREAS, Parent is willing, subject to the limitations herein, not to Transfer (as defined below) any of the Subject Common Units, and to vote the Subject Common Units in a manner to facilitate consummation of the Merger and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
GENERAL

Section 1.1         Definitions. This Agreement is the “Support Agreement” as defined in the Merger Agreement. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(a)             “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

(b)             “Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

(c)             “Transfer” means any direct or indirect offer, sale, assignment, pledge, disposition or other similar transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any Contract, option or other arrangement or understanding with respect to any offer, sale, assignment, pledge, disposition or other transfer (by operation of law or otherwise), of any Subject Common Units, including in each case through the Transfer of any Person or any interest in any Person.

ARTICLE II
AGREEMENT TO RETAIN COMMON UNITS

Section 2.1         Transfer and Encumbrance of Common Units.

(a)             From the date of this Agreement until the earliest of (i) the Unitholder Approval being obtained, (ii) the termination of the Merger Agreement pursuant to and in accordance with the terms thereof or (iii) the termination of this Agreement by the mutual written consent of Parent and the Partnership (in the case of the Partnership, duly authorized by the Conflicts Committee) (such earliest date, the “Termination Date”), Parent shall not, with respect to any Subject Common Units, (A) Transfer any such Subject Common Units (except as otherwise provided herein) or (B) deposit any such Subject Common Units into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Common Units or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

(b)             Notwithstanding anything to the contrary in Section 2.1(a), Parent may Transfer any Subject Common Units to any Person that (i) is a party to an agreement with the Partnership with substantially similar terms as this Agreement or (ii) as a condition to such Transfer, agrees in a writing, reasonably satisfactory in form and substance to the Partnership, to be bound by this Agreement, and delivers a copy of such executed written agreement to the Partnership prior to the consummation of such Transfer.

(c)             Nothing in this Agreement shall restrict direct or indirect Transfers of equity or other interests in Parent (it being understood that Parent shall remain bound by this Agreement).

Section 2.2         Additional Common Units. From the date of this Agreement until the Termination Date, except for Common Units issued to Parent upon conversion of Class B Units in accordance with the Partnership Agreement, Parent agrees that it will not purchase or otherwise acquire or become the Beneficial Owner of any additional Common Units other than the Subject Common Units of which it is the Beneficial Owner as of the date hereof. From the date of this Agreement until the Termination Date, if Parent becomes the Beneficial Owner of any Common Units as a result of the issuance of Common Units upon conversion of Class B Units in accordance with the Partnership Agreement, such Common Units shall, without further action of the Parties, be deemed “Subject Common Units” and be subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement in accordance with its terms.

Section 2.3         Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Subject Common Units in violation of this Article II shall, to the fullest extent permitted by applicable Law, be null and void ab initio. If any involuntary Transfer of any Subject Common Units shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Common Units subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement in accordance with its terms.

ARTICLE III
AGREEMENT TO VOTE

Section 3.1         Agreement to Vote. Prior to the Termination Date, Parent irrevocably and unconditionally agrees that it shall, at any Unitholders Meeting (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause the Subject Common Units to be counted as present at such meeting for purpose of establishing a quorum and vote, or cause to be voted at such meeting, all the Subject Common Units:

(a)             in favor of the Merger Agreement and the transactions contemplated thereby; and

(b)             against (i) any agreement, transaction or proposal that relates to any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or inconsistent with the Merger or matters contemplated by the Merger Agreement; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent or any of its Subsidiaries contained in the Merger Agreement; (iii) any action or agreement that would result in any condition to the consummation of the Merger or the transactions contemplated by the Merger Agreement set forth in Article VI of the Merger Agreement not being fulfilled; and (iv) any other action that would, individually or in the aggregate, reasonably be expected to materially delay, interfere with, hinder or impair the consummation of the transactions contemplated by the Merger Agreement or this Agreement in accordance with the terms thereof or hereof.

Any attempt by Parent to vote, (or otherwise to utilize the voting power of) the Subject Common Units in contravention of this Section 3.1 shall be null and void ab initio. Notwithstanding anything to the contrary in this Agreement, Parent shall remain free to vote (or execute consents or proxies with respect to) the Subject Common Units with respect to any matter other than as set forth in clauses (a) and (b) above in any manner Parent deems appropriate.

Section 3.2         Proxy. Parent hereby irrevocably appoints as its proxy and attorney-in-fact, the chair of the Conflicts Committee and any Person designated in writing by the chair of the Conflicts Committee, each of such Persons individually, with full power of substitution and resubstitution, to vote the Subject Common Units as indicated in Section 3.1. Parent intends this proxy to be irrevocable and unconditional during the term of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted by Parent with respect to the Subject Common Units. The proxy granted by Parent (a) shall be automatically revoked upon the occurrence of the Termination Date and (b) may be terminated at any time by the Partnership (with the prior written approval of the Conflicts Committee) by written notice provided to Parent.

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT

Section 4.1         Representations and Warranties. Parent hereby represents and warrants as follows:

(a)             Ownership. Parent has, with respect to the Subject Common Units, and at all times during the term of this Agreement will continue to have, Beneficial Ownership of, good and valid title to and full and exclusive power to vote, issue instructions with respect to the matters set forth in Article III, agree to all of the matters set forth in this Agreement and to Transfer the Subject Common Units. The Subject Common Units constitute all of the Common Units owned of record or beneficially by Parent as of the date of this Agreement.

(b)             Authority. Parent has full corporate power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Partnership) constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by and subject to the Bankruptcy and Equity Exception), and no other action is necessary to authorize the execution and delivery by Parent or the performance of Parent’s obligations hereunder.

(c)             No Violation. The execution, delivery and performance by Parent of this Agreement will not (i) violate any provision of any Law applicable to Parent, (ii) violate any Judgment applicable to Parent or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which Parent is a party or any term or condition of Parent’s Charter Documents, except where such conflict, breach or default would not, individually or in the aggregate, reasonably be expected to prevent the performance by Parent of its obligations under this Agreement.

(d)             Consents and Approvals. The execution and delivery by Parent of this Agreement and the performance of Parent’s obligations hereunder do not require Parent to obtain any Consent of, or to make any filing with or notification to, any Governmental Authority, except for any such Consent, filing or notification as may be required under the Exchange Act.

(e)             Absence of Litigation. To the Knowledge of Parent, as of the date of this Agreement, there is no Proceeding pending against, or threatened in writing against Parent that would, individually or in the aggregate, reasonably be expected to prevent (or, if successful, would prevent) the performance by Parent of its obligations under this Agreement.

Section 4.2         Waiver of Litigation. Parent agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Partnership or any of its affiliates and each of their successors or directors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) alleging a breach of any fiduciary duty of the Partnership Board (or the Conflicts Committee) in connection with the negotiation and entry into this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing.

Section 4.3         Further Assurances. Parent agrees that from and after the date of this Agreement and until the Termination Date, it shall take no action that would reasonably be likely to adversely affect or delay the ability to perform its covenants and agreements under this Agreement.

ARTICLE V
MISCELLANEOUS

Section 5.1         Termination. This Agreement shall terminate on the Termination Date. Neither the provisions of this Section 5.1 nor the termination of this Agreement shall relieve (x) any Party from any liability of such Party to the other Party incurred prior to such termination or (y) any Party from any liability to the other Party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve Parent from any liability arising out of or in connection with a breach of this Agreement.

Section 5.2         Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses:

if to Parent to:

GasLog Ltd.
c/o GasLog LNG Services Ltd.
69 Akti Miaouli
18537 Piraeus
Greece

Attention:   Alexandros Laios, General Counsel
Email:           alaios@gaslogltd.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:    D. Scott Bennett

 Andrew C. Elken

 Jin-Kyu Baek
Email:            sbennett@cravath.com

 aelken@cravath.com

 jbaek@cravath.com;

if to the Partnership, to:

GasLog Partners LP
c/o GasLog LNG Services Ltd.
69 Akti Miaouli
18537 Piraeus

Greece

Attention:    Alexandros Laios, General Counsel
Email:            alaios@gaslogltd.com

with a copy (which shall not constitute notice) to:

Richards, Layton & Finger, P.A.
One Rodney Square, 920 North King Street
Wilmington, Delaware 19801

Attention:   Srinivas M. Raju

Kenneth Jackman
Email:           raju@rlf.com

jackman@rlf.com

or such other address or email address as such Party may hereafter specify by like notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the succeeding business day in the place of receipt.

Section 5.3         Amendment; Waiver.

(a)             This Agreement shall not be amended or modified except by written instrument duly executed by each of the Parties; provided, however, that, Partnership may not, without the prior written approval of the Conflicts Committee, agree to any amendment, modification or waiver of this Agreement.

(b)             No waiver of any term or provision of this Agreement shall be effective unless in writing, signed by the Party against whom enforcement of the same is sought. The grant of a waiver in one instance does not constitute a continuing waiver in any other instances. No failure by any Party to exercise, and no delay by any Party in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof.

Section 5.4         Assignment and Binding Effect. Except in connection with a permitted Transfer pursuant to Article II, no Party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other Party, and any such attempted assignment, delegation or transfer shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors, permitted transferees and permitted assigns. Except as expressly set forth in the prior sentence, (a) none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates, and (b) no such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any other Party.

Section 5.5         Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all previous agreements, negotiations, discussions, understandings, writings, commitments and conversations between the Parties with respect to such subject matter. No agreements or understandings exist among the Parties other than those set forth or referred to herein or therein.

Section 5.6         No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the Parties or a presumption that the Parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 5.7         Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such fees or expenses, whether or not the transactions contemplated by the Merger Agreement and this Agreement are consummated.

Section 5.8         No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Partnership any direct or indirect ownership or incidence of ownership of or with respect to the Subject Common Units. All rights, ownership and economic benefits of and relating to the Subject Common Units shall remain vested in and belong to Parent, and the

Partnership shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of Parent or exercise any power or authority over Parent in the voting or disposition of any Subject Common Units, except as otherwise expressly provided herein.

Section 5.9         Disclosure. Parent consents to and authorizes the publication and disclosure by the Partnership of the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in the Schedule 13E-3 (including the Proxy Statement contained therein) and any other announcement or disclosure required by the SEC in connection with the Merger Agreement and the transactions contemplated by thereby.

Section 5.10       Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement with the assistance of counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors.

Section 5.11       Other Miscellaneous Provisions. The provisions of Sections 8.5, 8.7, 8.8, 8.10 and 8.13 of the Merger Agreement shall be incorporated into this Agreement, mutatis mutandis, except for such changes as are required to comply with applicable Law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

GASLOG LTD.

By:	/s/ Paolo Enoizi
Name: Paolo Enoizi
Title: Chief Executive Officer

[Signature Page to Voting and Support Agreement]

GASLOG PARTNERS LP

By:	/s/ Paolo Enoizi
Name: Paolo Enoizi
Title: Director & Chief Executive Officer

[Signature Page to Voting and Support Agreement]